Exhibit 99.1


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CONTACT:                        -OR-             INVESTOR RELATIONS COUNSEL:
Medis Technologies Ltd.                          The Equity Group Inc.
Robert K. Lifton                                 Adam Prior       (212) 836-9606
Chairman & CEO
(212) 935-8484

      MEDIS TECHNOLOGIES ANNOUNCES CONTINUED NEGOTIATIONS WITH TOP TIER OEM

New York, NY, January 4, 2007 - Medis Technologies Ltd. (NASDAQ:MDTL) today announced that contractual negotiations are continuing with a Top Tier OEM to market Medis' Power Pack to enterprise and retail customers both domestically and in European and Asian markets. In its November 8, 2007 press release, in which it reported third quarter financial results, Medis stated that this Top Tier OEM had advised of its intent to introduce the Power Pack as a product bearing its name at the Consumer Electronic Show (CES), to be held in Las Vegas on January 7th - 10th. The negotiation process has taken somewhat longer than the Company has anticipated and has not been able to complete the contract in time for CES. However, these negotiations are well advanced and Medis is hopeful that it will be able to arrive at a definitive agreement in the near future, and will keep shareholders apprised of its progress.

The Company's representatives will be attending the CES show, where the Medis 24/7 Power Pack has been selected as an innovation honoree in the Eco-Tech product category.

Medis Technologies' primary focus is on its fuel cell technology. Its business strategy is to sell its products to end users through branded OEM partnerships, retail outlets, service providers and to the military and other markets. Medis' wholly-owned subsidiary, Cell Kinetics Ltd., is engaged in the development and commercialization of the CKChip, a unique cell carrier platform intended for simultaneous fluoroscopic monitoring and analysis of thousands of individual living cells over time.

This press release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In some cases you can identify those so-called "forward looking statements" by words such as "may," "will," "should," "expects," plans," "targets," "believes," "anticipates," "estimates," "predicts," "potential," or "continue" or the negative of those words and other comparable words. These forward looking statements are subject to risks and uncertainties, product tests, commercialization risks, availability of financing and results of financing efforts that could cause actual results to differ materially from historical results or those anticipated. Further information regarding these and other risks is described from time to time in the Company's filings with the SEC. We assume no obligation to update or alter our forward-looking statements made in this release or in any periodic report filed by us under the Securities Exchange Act of 1934 or any other document, whether as a result of new information, future events or otherwise, except as otherwise required by applicable federal securities laws.

This press release is available on Medis' web site at www.medistechnologies.com.

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